EXHIBIT 11







                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)

                                                         Three months ended                    Nine months ended
                                                             September 30                         September 30
                                                   --------------------------------     --------------------------------
                                                       1996              1995               1996              1995
                                                   --------------    --------------     --------------    --------------

      Net income                                         $83,321           $69,834           $240,683          $203,147
                                                   ==============    ==============     ==============    ==============

      Fully diluted shares:

          Average number of common
              shares outstanding                          43,064            41,767             42,819            41,701


          Assumed exercise of dilutive
              stock options                                  425               516                481               541
                                                   --------------    --------------     --------------    --------------
                                                          43,489            42,283             43,300            42,242
                                                   ==============    ==============     ==============    ==============

      Earnings per share assuming
          full dilution                                    $1.92             $1.65              $5.56             $4.81
                                                   ==============    ==============     ==============    ==============
